UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2015

IGNITE RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35549	94-3421359
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9900 Westpark Drive, Suite 300, Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 366-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 17, 2015, Ignite Restaurant Group, Inc. (the “Company”) announced that its Board of Directors has elected Robert S. Merritt as Chief Executive Officer of the Company, effective as of November 17, 2015. Mr. Merritt currently serves as a member of the Board of Directors of the Company. Mr. Merritt’s career in the restaurant industry has spanned over three decades. Prior to his appointment to our Board of Directors in 2014, he served as President of and Chief Executive Officer of Benjamin Moore & Co., a producer of high-quality paints and finishes from June 2012 until September 2013. Prior to that, he was an original member of the senior management team of Outback Steakhouse Inc. (currently, Bloomin’ Brands, Inc. (NASDAQ: BLMN)) where he oversaw their initial public offering and helped to expand the company’s initial operations from five restaurants in Florida in 1990 to over 1250 restaurants in 22 countries by his retirement in 2005. Mr. Merritt served on the Outback Steakhouse, Inc. board of directors from 1991 to 2005, and served on the boards of each of Outback’s operating subsidiaries and joint ventures. Mr. Merritt currently serves on the board of directors for Cosi, Inc. (NASDAQ: COSI) and for Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH). Mr. Merritt is 64 years old.

In connection with his election as Chief Executive Officer, Mr. Merritt and the Company entered into an offer letter on November 17, 2015, setting forth the material terms of his employment with the Company. Pursuant to the terms of the letter, Mr. Merritt will receive an annual base salary of $675,000, and will have a target bonus of up to 50% of his base salary. In addition, Mr. Merritt will be granted 156,250 stock appreciation rights with a strike price based on the closing price on November 16, 2015, as well as 92,500 shares of restricted stock, each with 25% annual vesting. In accordance with the terms of the offer letter, Mr. Merritt will also be entitled to receive severance in amount equal to his then current base salary for a period of twelve months following his termination if he is terminated by the Company without cause or if he resigns for good reason. Mr. Merritt’s offer letter contemplates a three-year term of employment.

Mr. Merritt will succeed Raymond A. Blanchette, III, the Company’s current President and Chief Executive Officer, who left the Company to pursue other opportunities on November 17, 2015. Mr. Blanchette also resigned from the Company’s Board of Directors effective on the same date. Mr. Blanchette advised the Company that his decision to resign did not involve any disagreement with the Company. The Company plans to disclose the terms of Mr. Blanchette’s severance arrangements in a later filing.

Mr. Merritt will remain on the Company’s Board of Directors, but will step down from the Audit Committee and the Nominating and Corporate Governance Committee, as he will no longer qualify as an independent director under Nasdaq listing standards. The Board has appointed Shauna R. King as the Chair of the Company’s Audit Committee to replace Mr. Merritt and has also appointed Ann Iverson as a member of the Audit Committee.

The foregoing description of the offer letter is only a summary and is qualified in its entirety by reference to the actual offer letter, which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2015.

Copies of the press release announcing the appointments of Mr. Merritt, Ms. King and Ms. Iverson and the departure of Mr. Blanchette is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated November 17, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 17, 2015

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Brad A. Leist
Brad A. Leist
Senior Vice President and Chief Financial Officer